Exhibit 5.2

Tel  713.758.2222    Fax  713.758.2346

July 17, 2014

Crestwood Midstream Partners LP

700 Louisiana Street, Suite 2550

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), Crestwood Midstream Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”) and the following entities collectively referred to herein as the “Texas Guarantors”:

(i)	Cowtown Gas Processing Partners L.P., a Texas limited partnership and wholly owned subsidiary of the Partnership;

(ii)	Cowtown Pipeline Partners L.P., a Texas limited partnership and wholly owned subsidiary of the Partnership;

(iii)	Crestwood Appalachia Pipeline LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership;

(iv)	Crestwood Arkansas Pipeline LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership;

(v)	Crestwood New Mexico Pipeline LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership;

(vi)	Crestwood Panhandle Pipeline LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership;

(vii)	Crestwood Pipeline LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership;

(viii)	Crestwood Sabine Pipeline LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership; and

(ix)	Sabine Treating, LLC, a Texas limited liability company and wholly owned subsidiary of the Partnership,

Vinson & Elkins LLP Attorneys at Law Abu Dhabi Austin Beijing Dallas Dubai Hong Kong Houston London Moscow New York Palo Alto Riyadh San Francisco Shanghai Tokyo Washington	1001 Fannin Street, Suite 2500 Houston, TX 77002-6760 Tel +1.713.758.2222 Fax +1.713.758.2346 www.velaw.com

Crestwood Midstream Partners LP July 17, 2014 Page 2

with respect to the preparation of the Registration Statement on Form S-4 (the “Registration Statement”) filed on the date hereof with the Securities and Exchange Commission (the “Commission”) in connection with the registration by the Issuers under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange (the “Exchange Offer”) (i) by the Issuers of $600,000,000 aggregate principal amount of their 6.125% Senior Notes due 2022 (the “Old Notes”), for a new series of notes bearing substantially identical terms and in like principal amount (the “New Notes”) and (ii) by the subsidiaries of the Partnership listed in the Registration Statement as guarantors, including the Texas Guarantors (collectively, the “Subsidiary Guarantors”), of the guarantees related to the Old Notes for new guarantees related to the New Notes (the “New Guarantees”) bearing substantially identical terms.

The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of November 8, 2013, among the Partnership, Finance Corp, the Subsidiary Guarantors and U.S. Bank National Association, as Trustee (the “Indenture”). The Exchange Offer will be conducted on such terms and conditions as are set forth in the prospectus contained in the Registration Statement to which this opinion is an exhibit.

We have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement, (ii) the Indenture and (iii) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In connection with this opinion, we have assumed that the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective and the New Notes will be issued and sold in compliance with applicable federal and state securities laws and in the manner described in the Registration Statement.

Based on the foregoing, we are of the opinion that when the New Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture, the New Guarantees of the Texas Guarantors will constitute valid and binding obligations of the Texas Guarantors, enforceable against the Texas Guarantors in accordance with their terms, except in each case as such enforcement is subject to any applicable bankruptcy, insolvency, reorganization or other law relating to or affecting creditors’ rights generally and general principles of equity.

We express no opinions concerning (a) the validity or enforceability of any provisions contained in the Indenture that purport to waive or not give effect to rights to notices, defenses, subrogation or other rights or benefits that cannot be effectively waived under applicable law or (b) the enforceability of indemnification provisions to the extent they purport to relate to liabilities resulting from or based upon negligence or any violation of federal or state securities or blue sky laws.

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The opinions expressed herein are limited exclusively to the federal laws of the United States of America and the laws of the State of Texas and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.2 to the Registration Statement and to the use of our firm name in the prospectus forming a part of the Registration Statement under the captions “Legal Matters.” By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Vinson & Elkins L.L.P.